                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A


            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                             (Amendment No. 7)/1/


                          ISLE OF CAPRI CASINOS, INC.
                      ------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                      ------------------------------------
                         (Title of Class of Securities)

                                   147575104
                                  -----------
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

-------------------------
/1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 147575104               13G                    PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Bernard Goldstein    SS####-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            272,976

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,320,578
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             272,976

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,320,578
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,571,179
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      19.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 147575104               13G                    PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Robert S. Goldstein    SS####-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,114,895

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,977,625
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,114,895

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,977,625
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,092,520
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      17.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 147575104               13G                    PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Richard A. Goldstein    SS####-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,026,655

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,977,625
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,026,655

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,977,625
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,004,280
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      16.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 147575104               13G                    PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Jeffrey D. Goldstein    SS####-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,137,455

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,137,455

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,137,455
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 6 of 8 Pages

Item 1(a).  Name of Issuer:  Isle of Capri Casinos, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 1641 Popps Ferry Road, Biloxi, Mississippi 39532.

Item 2(a). Name of Person Filing: Bernard Goldstein, Robert S. Goldstein, Richard A. Goldstein and Jeffrey D. Goldstein are the filing persons and they each disclaim membership in a group and beneficial ownership of the shares owned by the others.

Item 2(b). Address of Principal Business Office or, if None, Residence: 2117 State Street, Suite 300, Bettendorf, Iowa 52722-1400 is the principal business address for all of the filing persons with the exception of Bernard Goldstein who resides at 4001 N. Ocean Blvd., Apt. 801B, Boca Raton, Florida 33431.

Item 2(c). Citizenship: Each filing person is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:  Common Stock

Item 2(e).  CUSIP Number:  147575104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: Not applicable, filed pursuant to Rule 13d-1(c)

            (a)  [_]  Broker or dealer registered under Section 15 of the Act,

            (b)  [_]  Bank as defined in Section 3(a)(6) of the Act,

            (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the
                      Act,

            (d)  [_]  Investment Company registered under Section 8 of the
                      Investment Company Act,

            (e)  [_]  Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940,

            (f)  [_]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g)  [_]  Parent Holding Company, in accordance with
                      Rule 13d-1(b)(ii)(G); see Item 7,

            (h)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).
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                                                            Page 7 of 8 Pages

Item 4. Ownership: As of December 31, 1999, Bernard Goldstein, Robert S. Goldstein, Richard A. Goldstein and Jeffrey D. Goldstein, collectively, beneficially owned an aggregate of 7,850,184 shares of Common Stock of the Company which represented approximately 32.8% of the outstanding shares. Bernard Goldstein, Robert S. Goldstein, Richard A. Goldstein and Jeffrey D. Goldstein each disclaim membership in a group, and their individual share ownership and percentages and information regarding the manner in which the shares are beneficially owned are set forth in their respective cover pages. The 4,571,179 shares beneficially owned by Bernard Goldstein include 2,977,625 shares owned of record by the Bernard Goldstein 1999 Irrevocable Trust, of which Robert S. Goldstein and Richard A. Goldstein are trustees with shared voting and dispositive power and 248,500 shares issuable upon exercise of stock options that are exercisable within 60 days. The 4,092,520 shares beneficially owned by Robert S. Goldstein include 69,000 shares issuable upon exercise of stock options that are exercisable within 60 days. As of December 31, 1999, Valley Corporation owned 1,320,578 shares of the issuer's common stock, all of which have been attributed to Bernard Goldstein on his cover page. Bernard Goldstein beneficially owned 1,943 shares of the common stock of Valley Corporation (of which 1,800 were owned by the Bernard Goldstein 1999 Irrevocable Trust and 143 were owned directly by Mr. Goldstein), representing 41.8% of the aggregate number of Valley Corporation's outstanding shares; Robert S. Goldstein owned beneficially and of record 31 shares of the common stock of Valley Corporation, representing 0.7% of the aggregate number of Valley Corporation's outstanding shares; Richard A. Goldstein owned beneficially and of record 168 shares of the common stock of Valley Corporation, representing 3.9% of the aggregate number of Valley Corporation's outstanding shares; and Jeffrey D. Goldstein owned beneficially and of record 149 shares of the common stock of Valley Corporation, representing 3.5% of the aggregate number of Valley Corporation's outstanding shares.

Item 5.   Ownership of Five Percent or Less of a Class:  Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable.

Item 8.   Identification and Classification of Members of the Group:  Not
          Applicable.

Item 9.   Notice of Dissolution of Group:  Not Applicable.


Item 10.  Certification:  Not Applicable.

                                                            Page 8 of 8 Pages

                                 SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000  /s/ Bernard Goldstein
                         _________________________________________________
                         Bernard Goldstein

Date: February 14, 2000  /s/ Robert S. Goldstein
                         _________________________________________________
                         Robert S. Goldstein

Date: February 14, 2000  /s/ Richard A. Goldstein
                         _________________________________________________
                         Richard A. Goldstein

Date: February 14, 2000  /s/ Jeffrey D. Goldstein
                         _________________________________________________
                         Jeffrey D. Goldstein